FORM 3
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                      WASHINGTON, D.C. 20549

                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1.  Name and Address of Reporting Person*    2.  Date of Event    4. Issuer Name AND Ticker or Trading Symbol
Rothschild Trust Cayman Limited                  Requiring        ACCEL International Corporation (ACLE)
                                                 Statement
(Last)        (First)        (Middle)            (Month/Day/Year)
                                                     9/20/96
FBO: The Darland Trust, P.O. Box 472,
St. Peter's House, Le Bordage

                                             3.  IRS Number of     5.  Relationship of Reporting             6. If Amendment,
                                                 Reporting Person      Person(s) to Issuer                      Date of Original
                                                 (Voluntary)          (Check all applicable)                    (Month/Day/Year)
               (Street)                                             ____ Director      __X_ 10% Owner
                                                                    ____ Officer (give ____ Other (specify
St. Peter Port, Guernsey GYI6AX,                                           title below)            below)
Channel Islands                                                             ___________________
(City)                (State)     (Zip)
                                                                                                             7. Individual or
                                                                                                                Joint/Group Filing
                                                                                                                (Check Applicable
                                                                                                                 Line)
                                                                                                             _X_Form filed by One
                                                                                                                Reporting Person
                                                                                                             ___Form filed by
                                                                                                                More than One
                                                                                                                Reporting Person



                                      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security                         2.  Amount of        3. Ownership Form: Direct (D) or             4.Nature of
    (Instr. 4)                                   Securities          Indirect (I)                                Indirect
                                                 Beneficially        (Instr. 5)                                  Benficial
                                                 Owned                                                           Ownership
                                                 (Instr. 4)                                                      (Instr. 5)
No securities owned





* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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FORM 3 (continued)
         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security               2.Date Exer-   3.Title and Amount of Securities 4.Conver- 5.Owner-  6.Nature of
  (Instr. 4)                                    cisable      Underlying Derivative Security   sion of   ship      Indirect
                                                and          (Instr. 4)                       Exercise  Form of   Beneficial
                                                Expiration                                    Price     Deriv-    Ownership
                                                Date                                          of        ative     (Instr. 5)
                                                (Month/Day/                                   Deri-     Security:
                                                 Year)                                        vative    Direct
                                              Date    Expira-                          Amount Security  (D) or
                                              Exer-   tion             Title           or               Indirect
                                              cisable Date                             Number           (I)
                                                                                       of               (Instr. 5)
                                                                                       Shares



Explanation of Responses:

                                                                          Rothschild Trust Cayman Limited

                                                                          By: /s/ D.N. Allison                November 20, 1997
** Intentional misstatements or omissions of facts constitute             **Signature of Reporting Person         Date
   Federal Criminal Violations.                                           Name: D N Allison
   see 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              Title: Director


Note: File three copies of this Form, one of which must be manually
signed.  If space is insufficient, see Instruction 6 for procedure.       By: /s/ N.D. Moss
                                                                          Name: N D Moss
                                                                          Title: Director
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